Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES ANNOUNCES THIRD QUARTER 2004 EARNINGS

Board Increases Stock Repurchase Authorization by Two Million Shares

Dallas, October 27, 2004 — Tyler Technologies, Inc. (NYSE: TYL) today reported that total revenues for the quarter ended September 30, 2004 increased 10% to $41.8 million from $37.9 million in the same period last year. Software-related revenues (licenses, services and maintenance) grew in the aggregate 15% for the quarter, while appraisal services revenues declined 14%.

Tyler also announced that its Board of Directors has increased the Company’s common stock repurchase authorization by two million shares.

Operating income for the quarter ended September 30, 2004 declined 33% compared with the same quarter of 2003, primarily because of lower software license revenues, higher amortization expense and increased selling, general and administrative (SG&A) expenses associated with corporate governance regulations.

Tyler’s results include the operations of Eden Systems, Inc. since its acquisition by Tyler in December 2003. Pro forma revenues, as if the acquisition of Eden had occurred as of the beginning of 2003, increased 1% from $41.2 million in the three months ended September 30, 2003.

Operating income for the quarter ended September 30, 2004 was $3.4 million, compared with operating income of $5.1 million in the same quarter of 2003.

Net income for the three months ended September 30, 2004 was $2.0 million, or $0.05 per diluted share. Net income for the quarter ended September 30, 2003 was $3.2 million, or $0.07 per share.

Third quarter EBITDA, or earnings before interest, income taxes, depreciation and amortization, decreased 21% to $6.2 million from $7.9 million in the third quarter of 2003.

Revenues for the nine months ended September 30, 2004 increased 20.0% to $127.5 million from $106.3 million in 2003. Pro forma revenues for the first nine months of 2004 increased 11% from $115.4 million in the first nine months of 2003.

Operating income for the nine months ended September 30, 2004 was $11.8 million, an increase of 19% compared to $9.9 million in 2003.

-more-

Tyler Technologies Announces Third Quarter 2004 Earnings
October 27, 2004

Net income for the nine months ended September 30, 2004 was $7.1 million, or $0.16 per diluted share. Excluding an after-tax realized gain in connection with the cash sale of Tyler’s entire investment in H.T.E., Inc (HTE) in 2003, net income for the nine months ended September 30, 2004 would have increased 13% from $6.3 million, or $0.14 per share, in the first nine months of 2003. Including the after-tax realized gain of $16.2 million, or $0.36 per share, from the HTE investment, net income for the nine months ended September 30, 2003 totaled $22.5 million, or $0.50 per diluted share.

EBITDA for the nine months ended September 30, 2004 was $20.3 million. Excluding the realized gain on the HTE investment in 2003, EBITDA in the first nine months of 2004 would have increased 20% over EBITDA of $17.0 million in the first nine months of 2003. EBITDA for the first nine months of 2003, including the HTE gain of $23.2 million, totaled $40.2 million.

Free cash flow for the third quarter of 2004 was $4.2 million (cash provided by operating activities of $5.6 million minus capital expenditures of $1.4 million). For the first nine months of 2004, free cash flow was $13.5 million (cash provided by operating activities of $18.6 million minus capital expenditures of $5.1 million). Tyler has no debt and had $36.6 million in cash, short-term investments, and certificates of deposit at September 30, 2004.

“Our third quarter 2004 results did not meet our expectations, particularly with regard to software license revenues,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Although the comparison to last year’s third quarter is particularly difficult because of the $3.4 million of license fees recognized last year on two large Odyssey contracts, we were still below our target for the current quarter. While our financial software products have experienced strong results with more mature products and a broader geographic footprint, we are working to ramp up sales and penetrate new geographies for our newer products in both courts and justice and property tax and appraisal. In addition, we have signed a number of contracts this year that are being accounted for using the percentage of completion method of revenue recognition, which results in the license revenues being spread over the implementation period.

“We have continued to successfully sign new software contracts and our total backlog stood at a new high of $149.4 million at September 30. Software-related backlog (excluding appraisal services) grew by $7.4 million during the third quarter. We are also pleased with the strength in our recurring revenues, as maintenance revenues for the quarter grew by nearly 25% compared to last year, of which 16% was organic growth.”

Mr. Marr added, “With lower software license revenues compared to last year and increased amortization expense related to our new products, Tyler’s overall gross margin for the third quarter declined to 36.6% from 40.8% in the same quarter last year.

“SG&A expenses increased to 27.1% of revenues in the current quarter from 25.6% in the same quarter last year. Expenses related to compliance with the requirements of the Sarbanes-Oxley Act have been very high and, as the scope and cost of those efforts have evolved throughout the year, have significantly exceeded our original estimates. While some of the expenses we are incurring this year may be considered ‘one-time’ costs, it is clear that the new regulatory environment places an expensive burden on companies like Tyler that will continue into the future.”

-more-

Tyler Technologies Announces Third Quarter 2004 Earnings
October 27, 2004

Mr. Marr continued, “As in the first half of the year, third quarter cash flow was strong. As planned, capital spending for software development declined from last year’s level, and in fact, our current software amortization expense exceeds our capitalization of development costs. We continued to repurchase our common stock on the open market during the third quarter, buying back approximately 333,000 shares of common stock at an average cost of $8.55 per share.”

With the two million-share increase approved by Tyler’s Board, the Company is currently authorized to repurchase up to an additional 3,129,000 shares of its common stock. The shares may be repurchased from time to time in the open market or through negotiated transactions. The amount and timing of purchases under the program will be subject to, among other things, the price and availability of the Company’s shares and general market conditions. The repurchased shares may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

“We currently expect that our results for the full year 2004 will be at the low end of our original guidance,” added Mr. Marr. “Revenue growth for the year 2004 will likely be in the 20% range with approximately half of the growth coming from the acquisition of Eden Systems. Fully diluted earnings per share will most likely be at or slightly below $0.27. Tyler’s effective income tax rate for 2004 is expected to be approximately 41%. In addition, we expect that total capital expenditures for the year will be in the range of $6.5 million to $7.0 million.

“Clearly, the timing of revenue recognition and the challenges associated with building new markets and establishing new products can make our quarterly results fluctuate from time to time and make it more difficult to grow as consistently as we would like. However, Tyler remains intensely focused on improving its competitive position each and every quarter while executing a long-term growth strategy to build a solid position as the leading provider of software for the local government sector,” concluded Mr. Marr.

Tyler Technologies will hold a conference call on Thursday, October 28 at 12:00 p.m. Eastern Time to discuss the Company’s results. A live Webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will be available on Tyler’s Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler was named one of the “200 Best Small Companies” in America in 2004 by Forbes Magazine. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

-more-

Tyler Technologies Announces Third Quarter 2004 Earnings
October 27, 2004

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

(Comparative results follow)

####

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Software licenses	$6,955	$8,400	$21,210	$20,017
Software services	12,256	9,191	37,132	26,438
Maintenance	14,589	11,704	42,827	34,337
Appraisal services	6,406	7,440	21,405	21,547
Hardware and other	1,605	1,139	4,962	3,995

Total revenues	41,811	37,874	127,536	106,334
Cost of revenues:
Software licenses	2,318	2,041	6,564	5,104
Software services and maintenance	18,450	14,090	54,305	41,937
Appraisal services	4,432	5,422	15,659	15,309
Hardware and other	1,315	851	3,787	3,007

Total cost of revenues	26,515	22,404	80,315	65,357
Gross profit	15,296	15,470	47,221	40,977
Selling, general and administrative expenses	11,312	9,678	33,251	28,840
Amortization of acquisition intangibles	583	680	2,175	2,190

Operating income	3,401	5,112	11,795	9,947
Realized gain on sale of investment in H.T.E., Inc.	—	—	—	23,233
Other income, net	138	141	281	287

Income before income taxes	3,539	5,253	12,076	33,467
Income tax provision	1,507	2,020	4,978	10,957

Net income	$2,032	$3,233	$7,098	$22,510

Earnings per common share:
Basic	$0.05	$0.08	$0.17	$0.52

Diluted	$0.05	$0.07	$0.16	$0.50

EBITDA (1)	$6,220	$7,860	$20,348	$40,209

Weighted average common shares outstanding:
Basic	41,307	40,464	41,397	43,078
Diluted	44,350	43,181	44,737	45,218

(1)	EBITDA consists of net income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$2,032	$3,233	$7,098	$22,510
Amortization of acquisition intangibles	583	680	2,175	2,190
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,236	2,068	6,412	4,839
Interest income, net included in other income, net	(138)	(141)	(315)	(287)
Income tax provision	1,507	2,020	4,978	10,957

EBITDA (2003 includes $23,233 gross realized gain on sale of investment in H.T.E., Inc.)	$6,220	$7,860	$20,348	$40,209

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September, 30
	2004	December 31,
	(unaudited)	2003
ASSETS

Current assets:
Cash and cash equivalents	$12,706	$10,268
Short-term investments available-for-sale	16,359	11,669
Accounts receivable, net	39,057	38,694
Other current assets	4,262	3,532
Deferred income taxes	1,536	1,536

Total current assets	73,920	65,699
Property and equipment, net	6,697	6,927
Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	98,331	101,812
Other	265	314

Total assets	$186,713	$182,252

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$53,851	$51,148
Deferred income taxes	13,182	13,182
Minority interest	—	15
Shareholders’ equity	119,680	117,907

Total liabilities and shareholders’ equity	$186,713	$182,252